UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2010
JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9390	95-2698708

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9330 Balboa Avenue, San Diego, CA	92123

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 571-2121
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On June 29, 2010, Jack in the Box Inc. (the “Company”), as borrower, entered into a new credit agreement among the Company, Wells Fargo Bank, National Association, as administrative agent, and certain lender parties (the “Credit Agreement”). The Credit Agreement consists of a revolving credit facility of $400 million with a five-year maturity and a term loan facility of $200 million with a five-year maturity.
The Credit Agreement and related loan documents replace the Company’s prior credit agreement dated as of December 15, 2006, and related loan documents, in each case as amended from time to time (collectively, the “Prior Credit Facility”). All commitments under the Prior Credit Facility were terminated, all borrowings thereunder were repaid, and all liens thereunder were released, in each case effective June 29, 2010.
The Company borrowed the full $200 million available under the term loan facility (the “Term Loan Facility”) under the new Credit Agreement and approximately half of the $400 million available under the revolving credit facility (the “Revolving Credit Facility”) under the new Credit Agreement on June 29, 2010. Proceeds from the borrowings made on June 29, 2010, were used to repay all borrowings under the Prior Credit Facility and to pay related transaction fees and expenses, including transaction fees and expenses associated with the credit facility established under the new Credit Agreement. Any future borrowings under the Revolving Credit Facility will be used for permitted share repurchases, permitted dividends, permitted acquisitions, ongoing working capital requirements and other general corporate purposes. To maintain availability of funds under the Revolving Credit Facility, undrawn amounts under the Revolving Credit Facility will accrue a commitment fee of between 37.5 basis points to 50.0 basis points per annum, based on the Company’s leverage ratio. The Company’s ability to borrow additional monies in the future under the Revolving Credit Facility is subject to certain conditions, including compliance with certain covenants and making certain representations and warranties.
The initial interest rates per annum applicable to loans under each of the Term Loan Facility and the Revolving Credit Facility are, at the Company’s option, based on either (a) the applicable base rate (as defined in the Credit Agreement) plus an initial margin of 150 basis points or (b) the LIBOR Rate (as defined in the Credit Agreement) plus an initial margin of 250 basis points. From and after the date ten business days after the required delivery of financial statements for the first full fiscal quarter after the closing date of the Credit Agreement, the interest margins will be determined by the Company’s leverage ratio on a quarterly basis in accordance with the applicable pricing grid, which provides for a range of base rate margins from 125 to 175 basis points and a range of LIBOR margins from 225 to 275 basis points. Interest payments under the Credit Agreement are due on the interest payment dates specified therein.
The Term Loan Facility requires amortization in the form of quarterly scheduled principal installments in the annual amounts set forth below. The first such scheduled installment is required to be made on September 30, 2010. The maturity date of the Term Loan Facility is June 29, 2015.

Calendar Year	2010	2011	2012	2013	2014	2015

Applicable Amount (in millions)	$5.0	$15.0	$20.0	$25.0	$75.0	$60.0
Each scheduled installment is subject to reduction based on voluntary and mandatory prepayments as set forth below.
Outstanding loans under the Revolving Credit Facility will be payable in full upon the June 29, 2015, maturity date.
The Company may make voluntary prepayments of the loans under the Term Loan Facility and the Revolving Credit Facility at any time without premium or penalty (excluding any applicable LIBOR breakage costs). Each optional prepayment of the Term Loan Facility will be applied to reduce the remaining scheduled quarterly principal installments of the Term Loan Facility (in either direct order of maturity, inverse order of maturity or on a pro rata basis, as directed by the Company).
The Company is required to make mandatory prepayments of the loans under the Credit Agreement from asset sales, certain issuances of debt, and insurance and condemnation recoveries, subject in each case to certain exceptions and limitations specified in the Credit Agreement. Each mandatory prepayment will be applied, first to reduce the remaining scheduled quarterly installments of the Term Loan Facility on a pro rata basis, and second to the extent of any excess, to prepay the loans if any, under the Revolving Credit Facility.
The subsidiary Guarantors (as defined in the Credit Agreement) have guaranteed the obligations of the Company under the Credit Agreement pursuant to a separate guaranty agreement (the “Guaranty”). Any future direct and indirect subsidiaries of the Company, other than unrestricted subsidiaries (as defined in the Credit Agreement) and other than foreign subsidiaries, also are required to guarantee the obligations of the Company under the Credit Agreement.
The Company’s obligations under the Credit Agreement are secured by a pledge of one hundred percent of the equity interests issued by each domestic subsidiary owned by the Company, sixty-six percent of the voting equity interests issued by any first tier foreign subsidiary owned by the Company, one hundred percent of the non-voting equity interests issued by any first tier foreign subsidiary owned by the Company, and certain related collateral, pursuant to the terms of a collateral agreement (the “Collateral Agreement”). Each subsidiary Guarantor’s obligations under the Guaranty are secured by a pledge of one hundred percent of the equity interests issued by each domestic subsidiary owned by such subsidiary Guarantor, sixty-six percent of the voting equity interests issued by any first tier foreign subsidiary owned by such subsidiary Guarantor, one hundred percent of the non-voting equity interests issued by any first tier foreign subsidiary owned by such subsidiary Guarantor, and certain related collateral, pursuant to the terms of the Collateral Agreement. The subsidiary guarantees and the collateral under the Collateral Agreement are subject to release upon fulfillment of certain conditions specified in the Credit Agreement, the Guaranty and the Collateral Agreement.

The Credit Agreement and related loan documents contain covenants that limit the ability of the Company and its restricted subsidiaries (as defined in the Credit Agreement), among other things, to:
•	incur or guarantee indebtedness;

•	pay dividends or repurchase stock;

•	incur liens on any assets;

•	enter into transactions with affiliates;

•	consummate certain asset sales, acquisitions or mergers (provided that the Company’s ability to sell restaurants to franchisees is not limited by this covenant);

•	liquidate, dissolve or wind-up; or

•	make investments.
The Credit Agreement also requires compliance with three financial covenants: (a) a minimum fixed-charge coverage ratio to be equal to or greater than 1.35 to 1.00 as of the end of each fiscal quarter until and including July 10, 2011, and thereafter equal to or greater than 1.50 to 1.00 as of the end of each fiscal quarter; (b) a maximum leverage ratio to be less than or equal to 2.25 to 1.00 as of the end of each fiscal quarter; and (c) maximum capital expenditures not to exceed $175 million in any fiscal year, provided that the unused amount of any permitted capital expenditures in any fiscal year may be carried forward to the immediately succeeding fiscal year.
The Credit Agreement contains customary events of default, including:
•	failure to make required payments;

•	failure to comply with certain agreements or covenants;

•	failure to pay, or default under, certain other indebtedness;

•	certain events of bankruptcy and insolvency; and

•	failure to pay certain judgments.
The Credit Agreement also contains other customary terms and conditions, including representations and warranties and indemnity provisions.
The agent and lender parties under the new Credit Agreement and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, cash management and other services to the Company and its affiliates, for which they have received customary fees and reimbursement of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. The Company is the beneficiary in respect of letters of credit issued by Wells Fargo Bank, N.A. in the outstanding amount of approximately $35 million, which such letters of credit will become issued pursuant to the new Credit Agreement.

The foregoing descriptions of the Credit Agreement, the Collateral Agreement and the Guaranty are qualified in their entirety by reference to each such material contract, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Report.

Item 1.02	Termination of a Material Definitive Agreement.
The information included in Item 1.01 of this Report with respect to the Prior Credit Facility is incorporated by reference into this Item 1.02. The agent and lender parties under the Prior Credit Facility and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, cash management and other services to the Company and its affiliates, for which they have received customary fees and reimbursement of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. The Company is the beneficiary in respect of letters of credit issued by Wells Fargo Bank, N.A. in the outstanding amount of approximately $35 million, which such letters of credit will become issued pursuant to the new Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The obligations of the Company and its subsidiaries under the Credit Agreement and related loan documents constitute direct financial obligations that are material to the Company. As to such direct financial obligations, the information included in Item 1.01 of this Report is hereby incorporated by reference.

Item 7.01	Regulation FD Disclosure.
A copy of the Jack in the Box Inc. press release dated June 29, 2010, is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Title

10.1	Credit Agreement dated as of June 29, 2010, among Jack in the Box Inc., Wells Fargo Bank, National Association, as administrative agent, and the other lender and agent parties thereto

10.2	Collateral Agreement dated as of June 29, 2010, among Jack in the Box Inc., Wells Fargo Bank, National Association, as administrative agent, and the subsidiaries of Jack in the Box Inc. party thereto

10.3	Guaranty Agreement dated as of June 29, 2010, by the subsidiary guarantors party thereto in favor of the secured parties referenced therein

99.1	Press Release dated June 29 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 30, 2010

JACK IN THE BOX INC.
By:	/s/ Jerry P. Rebel
	Name:	Jerry P. Rebel
	Title:	Executive Vice President Chief Financial Officer (Principal Financial Officer) (Duly Authorized Signatory)

EXHIBIT INDEX

Exhibit No.	Title

10.1	Credit Agreement dated as of June 29, 2010, among Jack in the Box Inc., Wells Fargo Bank, National Association, as Administrative Agent, and the other lender and agent parties thereto

10.2	Collateral Agreement dated as of June 29, 2010, among Jack in the Box Inc., Wells Fargo Bank, National Association, as Administrative Agent, and the subsidiaries of Jack in the Box Inc. party thereto

10.3	Guaranty Agreement dated as of June 29, 2010, by the subsidiary guarantors party thereto in favor of the secured parties referenced therein

99.1	Press Release dated June 29, 2010